EXHIBIT 12.1

BMB MUNAI, INC.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Three months ended December 31,
	2008	2007

Earnings:

(Loss)/income before income taxes	$ (8,292,982)	$ 9,856,062
Add: Fixed charges	1,146,399	1,134,299
Add: Amortisation of capitalized interest	11,927	4,769
Less: Interest capitalized	1,146,399	1,134,299
Total earnings	(8,281,055)	9,860,831

Fixed charges:

Interest expensed and capitalized	750,000	750,000
Amortized premiums, discounts, & bond costs	396,399	384,299
Total fixed charges	1,146,399	1,134,299

Ration of earnings to fixed charges	(7.22)	8.69

BMB MUNAI, INC.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Nine months ended December 31,
	2008	2007

Earnings:

Income before income taxes	$ 14,858,367	$ 22,746,163
Add: Fixed charges	3,415,040	2,091,421
Add: Amortisation of capitalized interest	120,425	13,459
Less: Interest capitalized	3,415,040	2,091,421
Total earnings	14,978,792	22,759,622

Fixed charges:

Interest expensed and capitalized	2,250,000	1,391,667
Amortized premiums, discounts, & bond costs	1,165,040	699,754
Total fixed charges	3,415,040	2,091,421

Ration of earnings to fixed charges	4.39	10.88